FOR IMMEDIATE RELEASE

ZEVEX ANNOUNCES CLOSING OF ACQUISITION BY MOOG

Salt Lake City, Utah, USA March 16, 2007 The acquisition of ZEVEX International, Inc. (NASDAQ: ZVXI) by Moog Inc. (NYSE: MOG.A and MOG.B) has been completed. ZEVEX is now a wholly-owned subsidiary of Moog. In the merger, each share of ZEVEX common stock that was issued and outstanding was immediately converted into the right to receive from Moog $13.00 in cash. The aggregate purchase price in the merger is approximately $83.8 million.

ZEVEX is now part of Moog’s Medical Devices Segment. ZEVEX will continue normal operations through its two primary divisions, Applied Technology and Therapeutics, located in Salt Lake City. ZEVEX’s former President and Chief Executive Officer, and now General Manager of the Moog subsidiary David J. McNally, said, “We are pleased to announce the closing of our acquisition by Moog. We believe that the combination of ZEVEX with Moog’s existing medical devices business increases our growth potential and will build a robust Medical Devices Segment within Moog.”

“We’re excited about having ZEVEX become part of our Company,” said R. T. Brady, Chairman and CEO. “We believe that ZEVEX brings an outstanding combination of personnel and products that further extend Moog’s capabilities in the medical market, enabling us to continue growing this business.”

As a result of the merger, ZEVEX requested that The Nasdaq Stock Market delist its common shares and terminate trading of the shares as of the end of today. ZEVEX also intends to file a Form 15 to deregister its common stock from the requirements of the Securities Exchange Act of 1934, as amended.

ZEVEX International

March 16, 2007

ABOUT MOOG

Moog Inc. is a worldwide designer, manufacturer, and integrator of precision control components and systems. Moog’s high-performance systems control military and commercial aircraft, satellites and space vehicles, launch vehicles, missiles, automated industrial machinery, and medical equipment. Additional information about the company can be found on its website,www.moog.com.

ABOUT ZEVEX

ZEVEX International, Inc.,www.zevex.com, founded in 1986, is a diversified medical device company committed to creating products that transform life with patented and proprietary medical device technologies – from sensors and surgical tools to medical electronic systems.

Forward-Looking Information

Any reference in this document to forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 are subject to risks and uncertainties, and actual results might differ materially from these statements. Such statements include, but are not limited to, statements about the benefits of the merger, the combined company's plans, objectives, expectations and intentions, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the management of ZEVEX. Additional factors that may affect future results are contained in ZEVEX’s filings with the Securities and Exchange Commission, which are available at the SEC's Web site www.sec.gov. ZEVEX is not under any obligation and expressly disclaims any obligation to update, alter, or otherwise revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

Contact:

Phill McStotts

Chief Financial Officer

ZEVEX International, Inc.

4314 ZEVEX Park Lane

Salt Lake City, UT 84123

Telephone: 801-264-1001, Ext. 203

FAX: 801-264-1051

E-mail: phill.mcstotts@zevex.com